Addendum to the pricing supplements set forth below To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated July 22, 2021 Rule 424(b)(3) 424(b)(8)
JPMorgan Chase & Co. JPMorgan Chase Financial Company LLC

Structured Investments

JPMorgan Chase & Co. and JPMorgan Chase Financial Company LLC have filed the pricing supplements set forth in the table below (each, a “Pricing Supplement”) with the Securities and Exchange Commission. With respect to each Pricing Supplement, all references to any basket ticker symbol set forth under the heading “Original Basket Ticker Symbol” in the table below (each, an “Original Basket Ticker Symbol”) are deemed to refer instead to the relevant Replacement Basket Ticker Symbol (each, a “Replacement Basket Ticker Symbol”) as set forth in the table below.

Pricing Supplement	CUSIP	Original Basket Ticker Symbol	Replacement Basket Ticker Symbol
Pricing Supplement dated March 3, 2021	48129KAK6	JPPBCRE1	JPPBKAK6
Pricing Supplement dated March 5, 2021	48132TAZ9	JPPBCRE1	JPPBTAZ9
Pricing Supplement dated March 12, 2021	48132TDH6	JPPBCRE1	JPPBTDH6
Pricing Supplement dated March 10, 2021	48132TEP7	JPPBCRE1	JPPBTEP7
Pricing Supplement dated March 12, 2021	48132TEC6	JPPBCRE1	JPPBTEC6
Pricing Supplement dated March 19, 2021	48132TGD2	JPPBCRE1	JPPBTGD2
Pricing Supplement dated March 19, 2021	48132TJU1	JPPBCRE1	JPPBTJU1
Pricing Supplement dated March 26, 2021	48132TKX3	JPPBCRE1	JPPBTKX3
Pricing Supplement dated April 1, 2021	48132TMY9	JPPBCRE1	JPPBTMY9
Pricing Supplement dated April 7, 2021	48132TTH9	JPPBCRE1	JPPBTTH9
Pricing Supplement dated April 16, 2021	48132TVB9	JPPBINFP	JPPBTVB9
Pricing Supplement dated April 16, 2021	48132TVF0	JPPBINFP	JPPBTVF0
Pricing Supplement dated April 23, 2021	48132TYN0	JPPBINFP	JPPBTYN0
Pricing Supplement dated April 20, 2021	48132TYP5	JPPBCRE1	JPPBTYP5
Pricing Supplement dated April 30, 2021	48132T2H8	JPPBINFP	JPPBT2H8
Pricing Supplement dated May 6, 2021	48129KBE9	JPPBCRE1	JPPBKBE9
Pricing Supplement dated May 7, 2021	48132TH25	JPPBINFP	JPPBTH25
Pricing Supplement dated May 7, 2021	48129KBD1	JPPBCRE1	JPPBKBD1
Pricing Supplement dated May 21, 2021	48132NAB5	JPPBIFLN	JPPBNAB5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” in each Pricing Supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this addendum, any Pricing Supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this addendum together with the relevant Pricing Supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Product supplement no. 4-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf